Exhibit 21.1


Subsidiaries of the Registrant

Programmer's Paradise Catalogs, Inc., a Delaware Corporation.
Programmer's Paradise.com, Inc., a Delaware Corporation
Programmer's Paradise, (Canada) Inc., an Ontario, Canada Corporation. International Software Partners, Inc., a Delaware Corporation
Corsoft, Inc., a Delaware Corporation.
Lifeboat Distribution, Inc., a Delaware Corporation.